UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 2, 2007

Network Appliance Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-27130	77-0307520
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

495 East Java Drive, Sunnyvale, California		94089
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(408) 822-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Senior Unsecured Credit Facility

On November 2, 2007, Network Appliance Inc. ("Borrower"), a Delaware corporation, entered into a senior unsecured credit agreement (the "Agreement"), among the Borrower, the lenders party thereto, BNP Paribas, as syndication agent, and JPMorgan Chase Bank, National Association, as administrative agent. The Agreement provides for a revolving unsecured credit facility that is comprised of commitments from various lenders who agree to make revolving loans, swingline loans and issue letters of credit of up to an aggregate amount of $250 million with a term of five years from the effective date of November 2, 2007. Subject to the terms and conditions of the Agreement, the Borrower may, from time to time, borrow swingline loans in an aggregate outstanding principal amount not to exceed a sublimit of $10 million and request letters of credit in an amount up to a sublimit of $50 million.

The facility provides for an expansion option that will allow the Borrower to request an increase in the facility for an additional $250 million for a potential total commitment of $500 million, upon approval by the new lenders and the administrative agent. The Borrower may borrow, prepay without premium or penalty and reborrow loans as long as the sum of the outstanding principal amounts of the loans and the exposure under the letters of credit is less than the aggregate facility availability. As of November 8, 2007, no amount was outstanding under this facility. The proceeds of the loans may be used by the Borrower for general corporate purposes, including stock repurchases and working capital needs.

The aggregate outstanding principal amount of revolving loans is due on the maturity date. The outstanding principal amount of swingline loans is due on the earlier of the maturity date and the first date after such swingline loan that is the 15th or the last day of any calendar month. Any amounts disbursed under a letter of credit are due promptly after notice of such disbursement. Revolving loans may be, at Borrower’s option, Alternative Base Rate borrowings or Eurodollar borrowings. Interest on Eurodollar borrowings accrues at a floating rate based on LIBOR for the interest period specified by the Borrower plus a spread based on the Borrower’s leverage ratio. Interest on Alternative Base Rate borrowings, swingline loans and letter of credit disbursements accrues at a rate based on the Prime Rate in effect on such day. A facility fee accrues at a predetermined rate on the average daily amount of the aggregate lenders’ commitment. Such predetermined rate is based on the Borrower’s leverage ratio applicable for that period. A participation fee on the letters of credit accrues at a floating rate based on LIBOR for the interest period specified by the Borrower plus a spread based on the Borrower’s leverage ratio. A fronting fee will accrue for the letters of credit at a predetermined rate on the average daily amount of the letter of credit exposure. Interest on the revolving loans is payable quarterly in arrears with respect to Alternative Base Rate borrowings and at the end of an interest period in the case of Eurodollar borrowings (or quarterly if the interest period is longer than three months). Interest on the swingline loans is payable the day that such loan is required to be repaid. The facility fee is payable quarterly in arrears. The participation fee and fronting fee is payable quarterly on the third business day following the last day of each quarter.

The Agreement requires Borrower to comply with a maximum leverage ratio and to maintain a minimum amount of liquidity. Additionally, the Agreement contains affirmative covenants, including reporting requirements, covenants regarding conduct of business, payment of obligations, including taxes, maintenance of properties and insurance, inspection rights and compliance with applicable law. Further, the Agreement contains negative covenants limiting the ability of Borrower and its subsidiaries to, among other things, incur indebtedness at the subsidiary level, grant liens, sell all or substantially all assets, enter into certain mergers, change their business, enter into swap agreements, enter into transactions with affiliates, and enter into certain restrictive agreements.

The events of default under the Agreement include payment defaults, misrepresentations, breaches of covenants, cross defaults with certain other indebtedness, bankruptcy events, judgments, certain ERISA events and changes of control. The occurrence of an event of default could result in the acceleration of the Borrower’s obligations under the Agreement, an increase in the rate of interest, the exercise of rights and remedies provided to the administrative agent under the Agreement or at law or equity, and an obligation of any or all of the Borrower’s material domestic subsidiaries to pay the full amount of the Borrower’s obligations under the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement, which will be filed as an exhibit to Network Appliance Inc.’s Annual Report on Form 10-Q for the period ending January 25, 2008.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 "Entry into a Material Definitive Agreement" is incorporated by reference into this Item 2.03 as if fully set forth herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Network Appliance Inc.

November 8, 2007	By:	/s/ Steven J. Gomo

Name: Steven J. Gomo
Title: Chief Financial Officer and Executive Vice President of Finance